INVESTMENT MANAGEMENT AGREEMENT



This agreement, dated April 7, 1994, by and between FLEET INVESTMENT ADVISORS INC., 100 Westminster Street, Providence, Rhode Island 02903 ("FIA") and AMERICAN SKANDIA LIFE ASSURANCE CORPORATION, Tower One Corporate Drive, Shelton, Connecticut 06484 ("Skandia"), sets forth the terms pursuant to which FIA will provide investment management services with respect to certain assets to be maintained by Skandia as described below.

1.       Investment Description.

         (a) Skandia desires to employ certain assets ("Assets") to fund the liabilities it incurs under certain annuity plans it issues ("Liabilities"). These Assets may be maintained in one or more non-unitized separate accounts established by Skandia under Title 38, Section 38-145a of the Connecticut General Statutes. The Liabilities may be created under group or individual contracts. The annuity plans may be offered and issued by Skandia pursuant to one or more registration statements under the Securities Act of 1933.

     (b) Skandia desires to invest and reinvest the Assets of each separate account in accordance with:

     (i) the Investment Policy (attached as Exhibit A) which Skandia has provided to FIA as may be amended from time to time by Skandia and provided in writing to FIA; and

     (ii) any prospectus as may be in effect from time to time in relation to sales of annuities to be funded by the Assets in such separate account. Skandia will provide copies of such prospectus as may from time to time be amended.

         (c) Skandia's goal is to achieve rates of return for the invested Assets that will allow Skandia to recover its expenses over the time periods assumed in the pricing of each annuity plan, obtain a profit and meet its Liabilities, including supporting the "Rates" guaranteed under such plan or plans. As to deferred annuities that are in their accumulation phase, "Rates" means any interest rate guaranteed to be credited from time to time for the account of contract owners or certificates holders. As to immediate annuities or deferred annuities in their payout phase, "Rates" means both periodic payments under such annuities as well as any guaranteed surrender values. Skandia understands and agrees that FIA can give no assurance that Skandia's goal will be achieved.

2.       Appointment.

         Skandia hereby appoints FIA to manage the Assets. Skandia wishes to benefit from FIA's investment expertise, investment analysis, strategies and recommendations. FIA accepts such appointment pursuant to the terms of this Agreement. Skandia retains the right to appoint other investment managers with respect to any of its assets other than designated Assets.

3.       Duties of the Parties.

         (a) FIA shall act in strict conformity with the Investment Policy provided by Skandia, and will provide notice to Skandia in the event of any occurrence which would prevent FIA from acting in strict conformity with such Investment Policy. The timeliness of any such notice shall be in accordance with the standard of care described in Paragraph 6 of this agreement.

         (b) Skandia will determine Rates and reserve levels to be maintained by Skandia in relation to the default risk of the Assets ("Reserves") for the annuity plans. Skandia will consult frequently with FIA regarding the rates of return obtainable from various possible portfolios of investment of the Assets, the degree to which such possible portfolios of investments match the corresponding Liabilities, and the levels of risk inherent in such possible portfolios. It is also understood that Skandia will rely in large part on the information and analysis provided by FIA regarding such possible portfolios in determining the Rates and Reserves, and that provision of such information and analysis is subject to the standard of care described in Paragraph 6.

         (c)      Skandia will inform FIA on at least a weekly basis of:

     (i) changes in the Liabilities under any plan and any changes in the amounts available for investment;

     (ii)the durations of the Liabilities under each plan;

     (iii) the rates of return assumed by Skandia in the establishment of any Liabilities;

     (iv)whether the immunized portfolio structure, as defined below, is to be monitored separately for each plan or for any aggregation of plans; and

     (v) any other information necessary from Skandia for FIA to meets its duties and render the services to be provided pursuant to this Agreement.

         (d) FIA will supervise the investment of the Assets and will conduct a continuing program of evaluation of both the quality of the investments and the degree to which an immunized portfolio structure(s) is maintained.

         (e)  It is understood that immunized portfolio structure means that:

     (i) the durations of a portfolio of Assets should match the durations of the corresponding Liabilities within the parameters determined by Skandia and provided to FIA in writing;

     (ii)the convexity of the portfolio of Assets generally will be equal to or greater than the convexity of the portfolio of corresponding Liabilities;

     (iii) the present value of the cash flows from such a portfolio should be equal to or greater than the present values of the corresponding Liability cash flows; and

     (iv)FIA will attempt to minimize the immunization risk due to non-parallel shifts in the yield curve.

         (f) FIA shall make investment decisions regarding the Assets, including but not limited to the determination of the specific issuers and issues of securities to be held as Assets, as well as the timing of all attempts to purchase or sell securities.

         (g) Subject to the Investment Policy, FIA, in its discretion and without obligation on its part to give prior notice to Skandia, shall, through accounts with brokers or dealers that FIA amy select, buy, sell, exchange, convert or otherwise trade in any stocks, bonds and other securities.

         (h) FIA will provide Skandia with all reports as agreed to by the parties. Skandia may from time to time amend such reporting requirements.

         (i) FIA shall act in strict conformity with the Investment Advisers Act of 1940, as the same may be amended from time to time, and any other applicable regulatory requirements applicable to FIA.

4.       Assets.

         The Assets shall initially consist of those listed, if any, in Exhibit B to this Agreement plus all additions thereto, investments, reinvestments and proceeds of the sale thereof, including, without limitation, all dividends, interest and appreciation, if any, on investments less any withdrawals from and depreciations of the investments.

5.       Valuation.

         In computing the market value of all securities in the separate accounts, each security listed on any national securities exchange will be valued at the last reported sale price on the valuation date based upon the reported consolidated transactions on national securities exchanges. Listed stocks not traded on such date and all unlisted stocks regularly traded in the over-the-counter market will be valued at the mean of the latest available bid and asked price quotations furnished to FIA by such source as may be deemed appropriate by FIA. Any other securities will be valued in such manner as determined in good faith by FIA to reflect their fair market value.

6.       Standard of Care.

        (a) In rendering the services described herein, FIA shall use its best efforts, exercise its best judgment, and act with the skill, prudence and diligence and in a manner consistent with the standards of other highly qualified investment managers acting in similar circumstances. FIA shall not be liable for any error of judgment or for any loss suffered by Skandia in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect FIA against any liability to Skandia to which FIA would otherwise be subject by reason of willful misconduct or negligence on its part in the performance of its duties or by reason of FIA' reckless disregard of its obligations and duties under this Agreement.

         (b) FIA will discharge its duties under this Agreement solely in the interest of, and for the exclusive purpose of and benefit of, Skandia.

7.       Custody of Assets.

         Skandia shall have sole discretion over the appointment of a custodian of the Assets.

8.       Confidential Relationship.

         All information and advice furnished by either party to this Agreement known to be confidential or which the parties should have reason to know is confidential shall be treated as such and shall not be disclosed to third parties except as may be required by law during the term of this Agreement and subsequent to the termination of the Agreement.

9.       Allocation of Brokerage.

         In executing transactions for the separate accounts and selecting brokers or dealers, FIA will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any transaction for the separate accounts, FIA will consider all factors it deems relevant including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, FIA may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended {the "Exchange Act"}) provided to the separate accounts and/or other accounts over which FIA or an affiliate exercises investment discretion. FIA must disclose, on an annual basis, to Skandia all such commissions or other compensation paid for such transactions or services.

10.      Compensation.

         In consideration of the services rendered pursuant to this Agreement, Skandia will pay FIA in advance on a quarterly basis, a fee computed on the basis of the market value of the total Assets as of the last day of the preceding quarter in accordance with the fee schedule attached to this Agreement as Exhibit C. The fee schedule may be amended from time to time by FIA upon thirty (30) days written notice to Skandia. In the event of termination of this Agreement, fees will be prorated to the date of termination and any unearned portion of prepaid fees will be refunded to Skandia. Notwithstanding the above, the first quarter's fees shall be computed on the basis of the market value of the total Assets on the date services are first rendered hereunder. If services are provided during the first calendar quarter for a period shorter than a full quarter, the compensation shall be prorated. For the purpose of determining fees payable to FIA, the value of any separate account's total Assets shall be computed at the times and in the manner specified in the Prospectus as from time to time in effect for the plan being funded by Assets in such separate account.

11.      Expenses.

         FIA will bear all expenses in connection with the performance of its services under this Agreement, with no right of reimbursement from Skandia.

12.      Representations and Warranties.

         (a) FIA represent and warrants to Skandia that it is a registered investment adviser under the Investment Advisers Act of 1940.

         (b) Skandia represents and warrants to FIA: (i) that it has the authority to appoint FIA to manage the Assets as contemplated hereunder; and
(ii) that this Agreement is in compliance with all laws and regulations applicable to Skandia.

13.      Form ADV.

         Skandia acknowledges receipt of Part II of FIA' form ADV more than forty-eight (48) hours prior to the date of the execution of this Agreement.

14.      Termination.

         This Agreement may be terminated by either party without cause upon thirty (30) days' written notice.

15.      Non-Assignability.

         No assignment (as that term is defined in the Investment Advisers Act of 1940) of this Agreement shall be made by FIA without the written consent of Skandia.

16.      Notices.

         All notices, instructions, and advices with respect to any of the matters contemplated by this Agreement may be deemed duly given when delivered to:

(a)      American Skandia Life Assurance Corporation
         Attention:        Bayard Tracey, Senior Vice President
         Tower One, Corporate Drive
         Shelton, Connecticut 06484

(b)      Fleet Investment Advisors Inc.
         Attention:        David Lindsay, Senior Vice President
         75 State Street
         Boston, MA 02106

17.      Entire Agreement:  Amendment.

         This Agreement states the entire Agreement of the parties with respect to the subject matter thereof and supersedes all other agreements or understandings with respect to such subject matter, and may not be modified or amended except by a writing signed by the parties to this Agreement.

18.      Governing Law.

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut.

19.      Effective Date.

         This Agreement shall become effective on the day and year first above written.

        IN WITNESS WHEREOF, Skandia and FIA have executed this Investment Management Agreement on the day and year first above written.



AMERICAN SKANDIA LIFE ASSURANCE CORPORATION



By: ______________________________________
         /s/ Bayard Tracy
Its      Senior Vice President



FLEET INVESTMENT ADVISORS INC.



By: ______________________________________
         /s/ Harold A. Mackinney Jr.

                                    EXHIBIT A

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                     INVESTMENT POLICY FOR THE MARKET VALUE
                        ADJUSTED ANNUITY SEPARATE ACCOUNT

A.       Investment Objectives

The investment objectives of the separate account assets associated with the Market Value Adjusted Annuity product managed by FIA (the "Funds") are within the following guidelines, to:

     1. provide a target total rate of return for the Funds of an amount above the then current return on United States Securities, such target total rate to be determined by periodic consultations between Skandia and FIA,

     2. provide a rate to the holders of certain annuity plans (the "Customers") issued by Skandia, competitive with similar products;

     3. enable Skandia to meet its primary commitment to the Customers (a fixed sum at maturity); and

     4. minimize defaults as defined in paragraph B.5. below.

B.       Guidelines Applicable to Investment of Assets

         The applicable guidelines for the investment of the Funds include the following:

         1. FIA will manage the Funds in accordance with the requirements of the appropriate United States of America ("U.S."), and applicable state regulatory authorities ("Regulations"). Skandia assumes responsibility to furnish FIA with all other regulations and to furnish, in a timely manner, any amendments or changes made to such other regulations. FIA may rely solely on the applicability and accuracy of the regulations furnished by Skandia;

     2. FIA shall manage the Funds so as to maintain, within a reasonable tolerance, an immunized portfolio structure (asset/liability duration match) at all times;

3. subject to subparagraphs 1 through 2, above, FIA may invest the Funds in cash (U.S. Dollars), money market instruments (as defined in paragraph (a) below), U.S. Government obligations (as defined in paragraph (b) below), municipal obligations, short, intermediate and long-term corporate obligations, Eurodollar corporate obligations, futures (including, but not limited to, Treasury futures, and index futures), and options on futures, on fixed income securities and on indices thereof. Futures and options will not be utilized for speculative purposes.

         a) Investments in money market instruments shall include banker's acceptances, certificates of deposit and Eurodollar certificates of deposit of banks rated B/C by Keefe, Bruyette and double-A by Standard & Poor's and Moody's, and that have a minimum of one billion dollars in assets, commercial paper and letter-of-credit commercial paper rated Al-P1 by Standard & Poor's and Moody's, and short-term obligations of the U.S. Government and its agencies.

         b) Investments in obligations of the U.S. Government, its agencies and instrumentalities include obligations of the Government National Mortgage
Association, the Federal Home Loan Banks, the Federal National Mortgage Association, and the Student Loan Marketing Association the Federal Home Loan Mortgage Corporation, and the Resolution Trust Corporation, as well as any other entity whose debt instruments are full faith and credit obligations of the U.S. Government. Obligations of the U.S. Government also include receipts issued by the U.S. Treasury that evidence ownership in either the future interest payments or the future principal payments on underlying U.S. Treasury securities. FIA, in its judgment, shall determine acceptable maturities for the U.S.
Government obligations it purchases for the Fund;

4. FIA shall only purchase fixed income securities that are in one of the top four generic lettered rating classifications as established by either Standard & Poor's or Moody's Investors Service, Inc., except for the Federal agencies listed in 3.b., above. In addition:

     a) FIA may or may not sell a fixed income security that falls below one of these top four generic lettered rating classifications subsequent to purchase, and

         b) investments in fixed income securities shall not exceed 25% of the market value of the Assets of the Fund in any one industry and shall be restricted to 10% of Assets of the Fund investments in any one issuer at the time of purchase (percentages are calculated with respect to purchase cost);

5. FIA will sell from the Fund, and treat as a default, any fixed income security that declines in market value by 25% or more (in relation to its purchase cost), independent of general interest rate movements.

                                    EXHIBIT B

                                 INITIAL ASSETS

Units    SMV(ml)  Security Description               Cusip             Coupon

3385     3.385             Cash                      USD               3.390
483      0.492             Select Auto Loan 91-2     81617HAB          7.650
1000     1.039             Ryder System Inc.         783549AX          9.200
608      0.635             FNMA 8 1/2% 15s                             8.500
1000     1.133             Comdisco Inc Mtn          20033RBG          9.990
1000     1.181             Chrysler Corp             171196AM         10.950
1000     1.160             Florida Nat'l Bank        341018AB          9.875
1000     1.146             Chemical Bank New York    163798AH          9.750
1000     1.193             Security Pacific Mtn      81482EAG         10.300
1545     1.446             FNMA 6 1/2% 30N           99TBC135          6.500
1500     1.439             GNMA 7 % 30N                                7.000
495      0.711             US Treasury Bonds         912810DQ         12.000
1000     1.178             Ford Capital BV           345220AB          9.500
1000     0.873             US West Communications    912920AC          6.875

Maturity Qual     Sect     Type     Price            Yield             Parallel

10MAY94  AAA      CS       L        100.000          3.390             0.09
15JUL96  AAA      Auto     E        101.375          5.836             0.73
15MAR98  BAA      I        O        103.500          5.388             0.90
01JUL03  AGCY     FN15     O        103.750          6.386             1.05
30JUN97  BAA      I        N        109.545          6.671             2.69
01AUG17  BAA      I        Os       116.285          6.882             3.74
15MAY99  BAA      B        N        112.297          6.975             3.93
15JUN99  A        B        N        111.697          7.024             4.02
15MAY01  A        B        N        115.906          7.385             5.03
01MAR24  AGCY     FN30     O        93.063           8.001             5.32
01SEP23  AGCY     GN30     O        95.344           8.017             6.49
15MAY05  TREA     TR       N        139.125          6.902             6.70
01JUN10  A        I        N        114.608          7.884             8.49
15SEP33  AA       TEL      O        87.000           7.959             11.32

Twist             Concave           Convex

0.15              0.08               0.00
0.53              0.11               0.01
0.70              0.12              -0.07
0.86              0.93              -1.19
1.08              1.21               0.09
1.24              1.29              -0.92
1.00              2.55               0.20
1.00              2.64               0.21
0.86              3.94               0.33
0.83              3.38               0.42
0.73              3.53               0.47
0.68              5.93               0.63
0.58              7.19               1.07
0.60              5.55               1.36

Such Assets shall also consist of those assets allocated to such non-unitized separate accounts in support of annuity contracts issued pursuant to Skandia's Registration Statement No. 33-67614 (the "Galaxy Annuity") on Form S-1, or other Skandia Registrations of the Galaxy Annuity. At such time as the Assets under management of FIA reach or exceed $70 million, Skandia in the exercise of its sole discretion, may from time to time remove the Initial Assets, or any part thereof, from FIA's management under this Agreement.

                                    EXHIBIT C
                                      FEES


The fee to be paid by Skandia to FIA for the investment management services provided in accordance with the Agreement to which this schedule is attached is as follows:


 .25% of 1% on the first $150 million of the total Assets

 .22% of 1% on the next $150 million of the total Assets

 .15% of 1% on the balance


These fees are calculated and charged at the end of each calendar quarter at one-fourth of the applicable annual rate.